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TELETECH CLOSES ACQUISITION OF NEWGEN RESULTS CORPORATION; TELETECH ACQUIRES B2B
ENTERPRISE CHANNEL MANAGEMENT SERVICES PROVIDER

     DENVER, Dec. 20 /PRNewswire/ -- TeleTech Holdings, Inc., (Nasdaq: TTEC) one of the largest and fastest growing providers of customer management and B2B infrastructure services, today announced it has closed its acquisition of Newgen Results Corporation (Nasdaq: NWGN) for approximately $160 million in a stock-for-stock exchange accounted for as a pooling of interests. The acquisition strengthens TeleTech's existing database management capabilities and further enhances TeleTech's end-to-end CRM solution with the addition of an enterprise channel management offering.

     Newgen is a leading provider of Internet-based solutions and B2B enterprise channel management services, including customized database management, personalized direct marketing and other CRM-related services, targeted to automobile dealers and manufacturers nationwide. Newgen's highly scalable, database-driven solution strengthens and broadens relationships with its clients' channel partners and resellers. Newgen's solutions can be leveraged to increase effectiveness throughout each link in the distribution chain, including distributors, dealers, retailers, original equipment manufacturers, resellers, service centers and contractors.

     TeleTech plans to leverage Newgen's Internet-based CRM applications, including its expertise in one-to-one and direct marketing, into TeleTech's specialized solutions for its key industry segments -- such as financial services, broadband, transportation, technology and healthcare. TeleTech also plans to leverage its global footprint and longstanding relationships with Global 1000 clients to expand Newgen services on a worldwide basis.

     "Our business, from the very start, has been about embracing the customers of our Global 1000 clients," said Scott Thompson, TeleTech chief executive officer and president. "Newgen's leading database management and one-to-one marketing capabilities present an opportunity for us to broaden our relationships with our clients and build increased levels of customer loyalty. Additionally, Newgen's electronic channel management capabilities will enable us to expand our vertical market focus to industries with extensive dealer relationships, such as pharmaceuticals, office automation and financial services."

     TERMS OF THE DEAL

     Under the terms of the agreement, TeleTech acquired Newgen for stock in a tax free exchange valued at approximately $160 million. Each share of Newgen will be exchanged for .8 shares of TeleTech stock. The transaction, which was unanimously approved by the Board of Directors of each company, today received final approval from Newgen shareholders. In the upcoming weeks, shareholders will receive instructions regarding the conversion of their Newgen shares to TeleTech shares.

     Jerry Benowitz, CEO, and Sam Simkin, COO, will continue their roles at Newgen. Jerry, Sam and their management team will operate Newgen as an independent entity within TeleTech Companies Group. Newgen management will report into Michael Foss, president, TeleTech Companies Group.
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     "The core competencies of TeleTech and Newgen align well with each other, which leads to a strong shared vision for the future of CRM," continued Thompson. "We are confident that Newgen's strong operating performance combined with the revenue opportunities within TeleTech's key industry segments and international markets will make it a strong contributor to TeleTech's future growth."

     TELETECH PROFILE

     Founded in 1982, TeleTech is the leading provider of integrated eCommerce-enabling customer relationship management solutions (eCRM) for global organizations predominantly in the telecommunications, financial services, technology, government and transportation industries. TeleTech has operations in eleven countries which include Argentina, Australia, Brazil, Canada, China, Mexico, New Zealand, Singapore, Spain, the U.K. and the U.S. TeleTech's eCRM capabilities, including B2B electronic channel management and database management, help companies inform, acquire, service, grow and retain their customers throughout the entire relationship lifecycle. Through 45 customer interaction centers in the Americas, Europe and Asia, TeleTech couples high-velocity e-infrastructure service deployment with premier quality e-customer relationship management to assure our clients unparalleled success. Information regarding TeleTech Holdings can be found on the Worldwide Web at http://www.teletech.com.

     FORWARD LOOKING STATEMENTS

     All statements not based on historical fact are forward-looking statements that involve substantial risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, following are important factors that could cause TeleTech's actual results to differ materially from those expressed or implied by such forward-looking statements: TeleTech's ability to successfully integrate companies it acquires, including Newgen, and to leverage those companies' products and services; lower than anticipated customer interaction center capacity utilization; the loss or delay in implementation of a customer management program; TeleTech's ability to build- out facilities in a timely and economic manner; greater than anticipated competition from new entrants into the customer care market, causing increased price competition or loss of clients; the loss of one or more significant clients; start-up costs associated with new business opportunities and ventures; TeleTech's ability to predict the potential volume or profitability of any future technology or consulting sales; TeleTech's agreements with clients may be canceled on relatively short notice; and TeleTech's ability to generate a specific level of revenue is dependent upon customer interest in and use of the Company's clients' products and services. Readers are encouraged to review TeleTech's 1999 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, for first, second and third quarters 2000, and other publicly filed documents which describe other important factors that may impact TeleTech's business, results of operations and financial condition. TeleTech undertakes no obligation to update its forward looking statements after the date of this release.

SOURCE TeleTech Holdings, Inc.


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Web site:  http://www.teletech.com


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fax, 800-758-5804, ext. 107907


CONTACT: Emily Eikelberner, Investor Relations, 303-894-7360, emilyeikelberner@teletech.com, or Claire Maledon, Media Relations, 720-947-6182, clairemaledon@teletech.com, both of TeleTech Holdings, Inc.